EXHIBIT 10.49

               ADDENDUM TO SEVERANCE AGREEMENT

     This Addendum to Severance Agreement is by and between Micron Electronics, Inc., a Minnesota corporation ("the Company"), and T. Erik Oaas, an individual and officer of the Company ("the Officer"), and is effective as of the date both parties sign below.

     WHEREAS, the parties entered into a Severance Agreement dated January 30, 1996 ("the Agreement"); and

     WHEREAS, it is the parties mutual desire to modify certain provisions of the Agreement;

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to modify the Agreement as follows:

     The following subparagraph 2(c) shall be added to the
Agreement:

     2(c) In the event that Officer performs any service or work that conflicts with the interests of the Company or engages in competition with the Company during the Transition Period, the Officer shall not thereafter receive any benefits or payments pursuant to the Agreement or this Addendum.

     The following subparagraphs 3(a) and 3(b) shall be added to the Agreement:

     3(a).     All Officer's executive bonuses awarded to
the Officer with respect to his performance at any time prior to the commencement of fiscal year 1998 (the "Pre-1998 Bonuses") shall be fixed at the amounts determined by the Compensation Committee of the Company's Board of Directors (the "Committee") as set forth in written resolutions approved or entered by the Committee prior to the effective date of this Addendum. The Company shall not reduce or change the Committee's determination of the award of any Pre-1998 Bonuses due Officer. The Company shall pay to Officer any unpaid portions of the Pre-1998 Bonuses according to the applicable payout schedule determined by the Committee prior to the effective date of this Addendum.

     3(b).     The parties agree that the executive bonus
allocated to the Officer for fiscal year 1998 is fixed at 0.45% of consolidated after-tax net profits of the Company for such fiscal year ("1998 Bonus"). The Company shall not reduce or cancel the 1998 Bonus. Provided, however, that the maximum 1998 Bonus amount that can be paid to the Officer cannot exceed the greater of $2,000,000 or two percent (2%) of the Company's consolidated after-tax net profits. The Company shall pay the entire 1998 Bonus to the Officer within 90 days after the Company's fiscal 1998 year end. Notwithstanding any other provision of the Agreement or this Addendum, the Company shall not be obligated to pay the Officer for the 1998 Bonus in the event the Officer has committed during his employment as an Officer of the Company any act of willful misconduct or gross negligence which has a material adverse impact to the Company.

     3(c) Notwithstanding any other provision of the Agreement or this Addendum, the Officer shall not be entitled to payment of any unpaid portion of any executive bonuses after the Transition Period, as defined in the Agreement.

     Paragraph 4 of the Agreement shall be changed by addition of the following language:

     4. Notwithstanding any other provision of the Agreement, the Company, the Board of Directors, and the Officer shall be allowed to state reasons other than "no comment" regarding the termination; provided, however, that the Officer and the Company in advance must mutually agree in writing to what additional statements other than "no comment" are permissible by any of them.

     The following paragraphs 8 through 12 shall be added to the Agreement:

     8. Agreement Not to Compete or Solicit. During a period of one year after the Termination Date as defined in the Agreement (the "Period of Restriction"), and in consideration of the benefits specified in the Agreement and this Addendum, and the others terms and obligations of the Agreement and this Addendum, Officer agrees as follows:

          (a)  Acknowledgment.  Officer recognizes and
acknowledges that it is essential for the proper protection of the Company and its business interests that the Officer be restrained (a) from competing against the Company during the Officer's employment and for a reasonable period following the termination of the Officer's employment with the Company; (b) from soliciting or inducing any officer or employee of the Company to leave the employ of the Company;
(c) from hiring or attempting to hire any officer or employee of the Company; and (d) from soliciting the trade of or trading with the customers and suppliers of the Company for any business purpose. Officer further recognizes and acknowledges that the Company's business interests that require and justify protection include, without limitation, trade secrets, confidential information, proprietary information, customer or supplier information and lists, accounts, knowledge and skill acquired with the Company, customer or supplier relations, and avoiding unfair competition.

          (b) Covenant Not to Compete. During the Period of Restriction the Officer shall not engage in competition with the Company, render advice or service to any entity in competition with the company, or engage in any other employment, occupation, consulting or other business activity directly related to the business or businesses in which the Company or its subsidiaries is currently involved. Involvement by the Officer in a business activity during the Period of Restriction related to a business in which the Company and its subsidiaries is no longer engaged shall not be considered a violation of this Agreement.

          (c) Covenant of Non-Solicitation of Employees. During the term of the Officer's employment and during the Period of Restriction, the Officer shall not directly or indirectly, personally or through others, employ or solicit for employment, or advise or recommend to any other person, firm, business or entity that they employ or solicit for employment, any employee of the Company; provided, however, that the Company shall not preclude the Officer from giving an employment reference at the request of an employee of the Company or at the request of a prospective employer of such employee. During the term of the Officer's employment and during the Period of Restriction, the Officer shall not encourage, induce, attempt to induce, solicit or attempt to solicit any employee of the Company, or any parent, subsidiary or affiliate of the Company, to leave his or her employment with the Company, or with any parent, subsidiary or affiliate of the Company.

          (d) Covenant of Non-Interference or Solicitation or Diversion of Business. During the term of the Officer's employment and during the Period of Restriction the Officer shall not, directly or indirectly, personally or through others, contact, solicit, advise, encourage, induce, or consult any client, account, or customer of the Company for the purpose or with the effect of causing such client, account or customer to purchase, license or otherwise obtain products or services from a person, firm, business or entity in competition with the Company. Similarly, during the term of the Officer's employment and during the Period of Restriction, Officer shall not, directly or indirectly interfere with the business relationship between the Company and its customers, dealers, distributors, suppliers, vendors, independent contractors, service providers, or other parties with which the Company has business relationships, or encourage or induce (or attempt to induce) any such party to terminate its relationship with the Company, or to modify the terms of such relationship in a manner adverse to the best interests of the Company.

          (e) Covenant of Non-Solicitation of Customers and Suppliers. Officer agrees that during the Officer's time of employment with the Company the Officer shall not, directly or indirectly, personally or through others, solicit the trade of, or trade with, any customer or prospective customer, or supplier or prospective supplier of the Company for any business purpose other than for the benefit of the Company.

          (f)  Acknowledgment of Reasonableness of
Restrictions. Officer specifically acknowledges and agrees that the covenants and nature of the limitations upon Officer's activities as specified herein, together with the duration and scope of such covenants and restrictions, are reasonable limitations on Officer's activities, and that the restrictions are required to preserve, promote and protect the business interests and good-will of the Company.

          (g) Interpretation of Covenants. In the event that any covenant or the provisions of any covenant or restriction in this Agreement or Addendum shall be held invalid or unenforceable by a court of competent jurisdiction for any reason, including, but not limited to, the duration or scope thereof, such invalidity or unenforceability shall attach only to the specific covenant or provision determined to be unenforceable and the remaining covenants or provisions of the specific covenant shall remain in full force and effect for the greatest time period and for the broadest scope permitted by applicable law. Officer and the Company intend that each of the covenants shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America, and one for each and every political subdivision of each and every other country where the covenants shall be effective. In the event of any inconsistency between the covenant or the provisions of any covenant or restriction in this Addendum and the terms of the Agreement, the covenants, provisions and restriction of this Addendum shall control.

     9. Entitlement to Equitable Relief. Officer and the Company acknowledge and agree that the breach by Officer of any covenant, restriction or obligation under this Agreement or Addendum will cause the Company substantial, immediate and irreparable harm, that the extent of damages will be difficult to measure, and, consequently, there is not adequate remedy at law in the event of such breach. Accordingly, the Company and Officer hereby agree that the Company shall be entitled to injunctive relief, without prejudice to any other right the Company may have in law or in equity under this Agreement or Addendum, by bringing an appropriate action for such remedy in any court of competent jurisdiction which the Company, in its sole discretion, deems appropriate.

     10. Restrictive Covenants. Officer represents and warrants that the Officer's experience and capabilities are such that the restrictive covenants set forth in this Agreement or Addendum will not prevent the Officer from earning a livelihood, and that Officer will be fully able to earn and receive an adequate livelihood for Officer and Officer's dependents if any of such provisions should be specifically enforced against Officer.

     11. Covenants of the Essence. The covenants of the Officer set forth herein are of the essence of this Agreement or Addendum; they shall be construed as independent of any other provision in this Agreement or Addendum; and the existence of any claim or cause of action of the Officer against the Company, whether predicated on this Agreement or Addendum or not, shall not constitute a defense to the enforcement by the Company of these covenants.

     12. Tolling Period. The covenants and obligations of the Officer contained in this Agreement or Addendum shall be extended by the length of time during which the Officer shall have been in breach of any of said provisions.

     NO FURTHER MODIFICATION. Except as expressly set forth hereinabove in this Addendum, the terms and conditions of the Agreement shall remain in full force and effect.

MICRON ELECTRONICS, INC.                OFFICER

By: /s/ Joseph M. Daltoso               /s/ T. Erik Oaas
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Its: Chairman and CEO                   Dated: Janaury 23, 1998
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Dated: January 23, 1998
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